Exhibit 99.1

Macquarie Infrastructure Corporation Appoints Nick O’Neil as Chief Financial Officer

NEW YORK--(BUSINESS WIRE)--August 21, 2020--Macquarie Infrastructure Corporation (NYSE:MIC) today announced that Nick O’Neil has been seconded by the Company's manager, Macquarie Infrastructure Management (USA), to serve as chief financial officer of MIC effective September 1, 2020. The MIC board of directors has simultaneously approved the secondment and elected O’Neil chief financial officer.

O’Neil succeeds Liam Stewart who has served as chief financial officer of MIC since June 2015. Stewart is leaving MIC to pursue opportunities in the digital infrastructure arena.

O’Neil joined Macquarie in 2007 and serves as a senior managing director. He has been a member of MIC’s senior leadership team since April 2018, reporting to Christopher Frost, chief executive officer of MIC. During the past two and half years he has served as a member of the operating committees of MIC's Atlantic Aviation and International-Matex Tank Terminals businesses working closely with both Frost and Stewart. In addition, he has played a significant role in various holding company level projects including MIC’s decision to pursue strategic alternatives. Prior to his work with MIC, O’Neil was responsible for Macquarie’s real estate business in the Americas as well as its infrastructure investment platforms in Brazil and Mexico.

Before joining Macquarie, O’Neil was employed by KPMG Australia where he advised clients on all aspects of corporate tax. He holds Bachelor of Arts and Bachelor of Laws degrees from Bond University.

"We are pleased that Nick has been appointed chief financial officer of MIC," said Frost. "His background and knowledge of the Company, as well as his capital markets and transaction experience will be especially valuable to MIC as we continue to pursue a sale or sales of the Company or its operating businesses."

"On behalf of the MIC board of directors, I would like to thank Liam for his efforts over the past five years and wish him well in the future," said Frost. "We have strong and experienced finance and accounting teams in place at both the MIC level and at our operating businesses and I am confident that the transition to new leadership will be smooth."

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, and entities comprising an energy services, production and distribution segment, MIC Hawaii. For additional information, please visit the MIC website at www.macquarie.com/mic.

Contacts

Investor Enquiries
Jay Davis
Head of Investor Relations
+1 (212) 231 1825
jay.davis@macquarie.com

Media Enquiries
Lee Lubarsky
Corporate Communications
+1 (212) 231 2638
lee.lubarsky@maccquarie.com